Exhibit 99.3

UNAUDITED COMBINED PRO FORMA FINANCIAL DATA

On June 10, 2005, the Company acquired all of the issued and outstanding capital stock of Stealth Microwave, Inc. (“Stealth”) pursuant to the terms and conditions of a Stock Purchase Agreement between the Company and the stockholders of Stealth. Under the terms of the Stock Purchase Agreement, in exchange for the outstanding capital stock of Stealth, the Company paid $6.5 million in cash to the Sellers, $400,000 of which has been placed in escrow for approximately one year to secure certain indemnification obligations of the Sellers to the Company under the Stock Purchase Agreement. Additional legal and accounting related fees for the acquisition totaled approximately $463,000, bringing the total cash price to approximately $6,963,000.Additionally, subject to Stealth meeting certain financial targets during the one year periods ending March 31, 2006 and March 31, 2007, the Company has agreed to pay, over the same time period, up to an aggregate of $3.3 million in earnout payments to the Sellers, which earnout payments will be accelerated upon the occurrence of certain events, including a change of control of the Company or Stealth.

The unaudited pro forma balance sheet is presented based upon the Micronetics audited balance sheet for March 31, 2005 and the unaudited balance sheet of Stealth as of March 31, 2005 and reflects the acquisition as if it had occurred on March 31, 2005. In addition, all material adjustments which are considered necessary by management for presentation in accordance with generally accepted accounting principles have been included.

The unaudited pro forma Statements of Operations for the fiscal year ended March 31, 2005 is based upon the audited Statement of Operations of Micronetics for the fiscal year ended March 31, 2005 and the audited Statement of Operations of Stealth for the fiscal year ended December 31, 2004 and reflects the acquisition as if it had occurred on April 1, 2004.

The pro forma financial data do not purport to represent what Micronetics’ combined financial position or results of operations would actually have been if such transactions in fact had occurred on these dates and are not necessarily representative of Micronetics’ combined financial position or results of operations for any future period. Historical unaudited pro forma combined financial statements should be read in conjunction with:

(1) Micronetics’ consolidated financial statements and notes thereto for the year ended March 31, 2005 filed as part of Micronetics’ Annual Report on Form 10-K.

(2) Stealth’s audited financial statements and notes thereto as of and for the years ended December 31, 2004 and 2003, included as Exhibit 99.1 of this Form 8-K/A.

(3) Stealth’s unaudited financial statements as of March 31, 2005, included as Exhibit 99.2 of this Form 8-K/A.

(4) Micronetics’ Current Report on Form 8-K previously filed on June 16, 2005.

Unaudited Pro Forma Combined Statement of Financial Position

As of March 31, 2005

	Micronetics	Stealth	Pro-Forma Adjustments		Pro-Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$2,377,893	$828,318	$(500,000	)(1)	$2,706,211
Marketable securities	562,802	—	—		562,802
Accounts receivable, net of allowance for doubtful accounts of $66,625 and $ 0 as of March 31, 2005 for Micronetics and Stealth, respectively	2,465,725	1,269,128	—		3,734,853
Inventories	4,473,715	1,173,704	—		5,647,419
Prepaid expenses	227,007	—	(227,007	)(2)	0
Other current assets	—	18,537	—		18,537

Total current assets	10,107,142	3,289,687	(727,007)		12,669,822

Property, Plant and Equipment - net	3,406,701	456,209	169,864	(3)	4,032,774

Other assets:
Security deposits	5,335	3,727	—		9,062
Intangible assets	—	—	2,570,000	(4)	2,570,000
Goodwill	1,117,197	—	1,924,320	(5)	3,041,517

Total other assets	1,122,532	3,727	4,494,320		5,620,579

	$14,636,375	$3,749,623	$3,937,177		$22,323,175

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$372,265	$159,640	—		$531,905
Accrued expenses	971,673	37,026	236,161	(2)	1,244,860
Deferred revenue	9,725	—	—		9,725
Income taxes payable	75,882	229,343	—		305,225
Deferred tax liability - current portion	6,504	—	—		6,504
Short-term debt	250,000	356,312	—		606,312
Long-term debt - current portion	231,589	—	696,370	(1)	927,959

Total current liabilities	1,917,638	782,321	932,531		3,632,490

Long-term debt - net of current portion	734,418	—	5,303,628	(1)	6,038,046
Deferred tax liability	169,785	150,143	836,000	(6)	1,155,928

Total liabilities	2,821,841	932,464	7,072,159		10,826,464

Commitments and contingencies

Shareholders’ equity:
Preferred stock - $0.10 par value; 100,000 shares authorized; no shares issued and outstanding
Common stock - $0.01 par value; 10,000,000 shares authorized; 4,769,872 shares issued as of March 31, 2005	47,699	132,934	(132,934)		47,699
Additional paid in capital	5,961,693	184,561	(184,561)		5,961,693	(3)
Retained earnings	7,332,156	2,499,664	(2,817,487)		7,014,333	(3)

	13,341,548	2,817,159	(3,134,982)		13,023,725
Treasury stock, 358,541 shares at cost at March 31, 2005	(1,527,014)	—	—		(1,527,014)

Total shareholders’ equity	11,814,534	2,817,159	(3,134,982)		11,496,711

Total liabilities and shareholders’ equity	$14,636,375	$3,749,623	$3,937,177		$22,323,175

See Notes to Unaudited Pro Forma Consolidated Financial Statements.

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended March 31, 2005

	Micronetics Year ended March 31, 2005	Stealth Year ended December 31, 2004	Pro-Forma Adjustments	Pro-Forma Combined
Net sales	$14,059,497	$6,220,833	—	$20,280,330
Cost of sales	7,638,060	2,341,599	—	9,979,659

Gross profit	6,421,437	3,879,234	—	10,300,671

Operating expenses:
Selling, general and administrative	3,427,859	2,247,317	$1,017,544 (7)	6,692,720
Research and development	676,069	—	—	676,069

Total operating expenses	4,103,928	2,247,317	1,017,544	7,368,789

Income from operations	2,317,509	1,631,917	(1,017,544)	2,931,882

Other expense (income)
Interest income	(26,403)	(6,894)	—	(33,297)
Interest expense	79,251	18,869	334,000 (8)	432,120
Rental income	(55,788)	—	—	(55,788)
Miscellaneous (income) expense	(46,765)	—	—	(46,765)

Total other (income) expense	(49,705)	11,975	334,000	296,270

Income before provision for income taxes	2,367,214	1,619,942	(1,351,544)	2,635,612

Provision for income taxes	1,091,938	547,405	(520,344)	1,118,999

Net Income	$1,275,276	$1,072,537	$(831,200)	$1,516,613

Earnings per common share:
Basic	$0.29	$0.25	$(0.19)	$0.35

Diluted	$0.29	$0.24	$(0.19)	$0.34

Weighted average common shares outstanding:
Basic	4,374,762	4,374,762	4,374,762	4,374,762
Diluted	4,451,766	4,451,766	4,451,766	4,451,766

See Notes to Unaudited Pro Forma Combined Financial Statements.

Notes to Unaudited Pro Forma Combined Financial Statements

(1)	represents the net of the total acquisition price for Stealth ($6.5 million) consisting of $500,000 of cash on hand and $6 million in bank financing. The repayment terms of the note provide for principal and interest to be paid monthly (interest at the one month LIBOR rate plus 2.25%), with a maturity date of June 10, 2012.
(2)	represents all the accumulated legal and accounting fees for the Stealth acquisition
(3)	represents the Fair Market increase in Fixed Assets at time of acquisition
(4)	represents the Fair Market valuation for Stealth intangibles of $2,570,000
(5)	represents the total value of goodwill ($1,614,320) and assembled workforce ($310,000)
(6)	represents the estimated deferred taxes on the intangible assets at acquisition
(7)	represents the amortization/depreciation on the intangibles and increase in fair market value on the fixed assets assuming the transaction had taken place effective April 1, 2004
(8)	represents the interest on the loan assuming the transaction had taken place effective April 1, 2004. The calculation is based on an average libor rate plus fixed 2.25% of 5.57% on the $6 million loan.